Exhibit 10.25

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“AMENDMENT”) is made and entered into as of the 11th day of December, 2008, by and between Telos Corporation, a Maryland corporation, for itself and its subsidiary companies, divisions, affiliates and operating entities (the “Company”) and Michele Nakazawa (the “Executive”).

WITNESSETH THAT:

WHEREAS, the Company and the Executive entered into an Employment Agreement as of October 15, 2005 (the “Agreement”);

WHEREAS, the Company and the Executive desire to make certain modifications to the Agreement to, inter alia, ensure compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and the Company hereby agree to the following modifications to the Agreement:

1. Paragraph (c) of Section 2 is amended to read as follows:

(c) Stock Options and Restricted Stock Grants. The Executive shall be eligible for additional stock options and restricted stock grants under any of the Company’s stock option and restricted stock plans in an amount determined by the Management Development and Compensation Committee, subject to approval by the Board of Directors, and which is commensurate with the level of option awards and stock grants made to other senior Executives of the Company. Such options and/or grants shall be subject to the terms and conditions of the applicable standard stock option and restricted stock plans and agreements adopted by the Company

2. Paragraph (e) of Section 3 is amended to read as follows:

(e) Termination of Executive. The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written notice not less than 30 days prior to such termination.

3. A new Paragraph (h) is added to Section 3 to read as follows:

(h) Change in Control means an occasion upon which (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act) other than a Director or other fiduciary holding securities under an employee benefit plan of the Company or a corporation controlled by the Company, acquires (either directly and/or through becoming the “beneficial owner” (as defined in Rule 13d-3 under the Securities

Exchange Act)), directly or indirectly, securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (or has acquired securities representing 50% or more of the combined voting power of the Company’s then outstanding securities during the 12-month period ending on the date of the most recent acquisition of Company securities by such person); or (ii) during any period of twelve (12) consecutive months (not including any period prior to the adoption of this Agreement), individuals who at the beginning of such period constitute the Board and any new Director (other than a Director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this Paragraph) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) any of (a) the Company consummates a merger, consolidation, reorganization, recapitalization or statutory share exchange (a “Business Combination”), other than a Business Combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power and at least 50% of the combined total fair market value of the securities of the Company or such surviving entity outstanding immediately after such Business Combination, (b) the Company’s shareholders approve a plan of complete liquidation of the Company, or (c) the Company completes the sale or other disposition of all or substantially all of its assets in one or a series of transactions.

4. Paragraph (a)(iii) of Section 4 is hereby amended by the addition thereto of the following new sentence:

In addition, any bonus which has been earned by Executive and approved by the appropriate corporate authorities but which remains unpaid as of the date of Executive’s termination of employment, shall be paid to Executive at such time and in such manner as if Executive had continued to be employed by the Company.

5. Paragraph (b) of Section 4 is hereby amended and restated in its entirety to read as follows:

(b) If the Company terminates the Executive without Cause, or due to Disability, or due to death or after a Change in Control the Executive incurs a termination of employment, voluntary or involuntary, for any reason, then in addition to the amounts payable under the preceding paragraphs, the Executive shall be entitled to:

(i) Payments over an 18-month period of an amount equal to the amount of monthly salary which the Executive was being paid as of the date of the Executive’s termination of employment. Such payments will commence as of the month following the date that the Executive incurs a separation from service, as such term is defined in the context of Section 409A of the Code. Such payments will continue over the 18-month period in accordance with the Company’s normal payroll cycle. In the event that the Executive dies prior to the completion of the 18-month payment cycle, any amounts remaining unpaid as of the date of Executive’s death will be paid to Executive’s estate until the completion of the 18-month payment cycle. In the event that Executive’s employment with the Company is terminated due to Executive’s death, all payments to be made in connection with the 18-month payment cycle will be paid to Executive’s estate.

(ii) Immediate vesting of the unvested portion of any outstanding stock option and any outstanding share of restricted stock, notwithstanding any contrary terms in any restricted stock agreement applicable to Executive.

(iii) Continued coverage under the medical, dental, short and long-term disability, life, and other similar non-retirement benefit programs for the 18-month period listed above, as if Executive was still employed by the Company. If pursuant to the terms and conditions of such benefit programs, such continued coverage cannot be provided, Executive shall be entitled to payment of the cash equivalent of such benefits as if the Executive was still a plan participant. Notwithstanding the above, during the above-referenced 18-month period, the Company will also pay to Executive (or to Executive’s estate, as the case may be), a periodic amount representing the cash equivalent of the employer matching contribution, as if the Executive was still a plan participant, that would otherwise have been contributed on Executive’s behalf to the IRC Section 401(k) program maintained by the Company with respect to such 18-month period under the following assumptions:

(a) Executive would have made a voluntary salary reduction contribution to the IRC Section 401(k) program with respect to the 18-month payments based upon the salary reduction election in effect on behalf of the Executive as of the date of Executive’s termination of employment.

(b) No additional “constructive matching” payments will be made under this provision in respect of a calendar year once the combination of the actual matching contributions made on behalf of Executive to the IRC Section 401(k) program for such calendar year plus the “constructive matching” payments made to Executive pursuant to this provision for such calendar equal the maximum amount of matching contributions that could have allocated to Executive’s account under the terms of the IRC Section 401(k) program with respect to such calendar year.

(c) The “constructive matching” payments will be made at such times as the Company remits the actual matching contributions to the IRC Section 401(k) program.

6. A new Paragraph (c) is added to Section 4 to read as follows:

(c) The undertakings of the Company in connection with paragraphs b(i), b(ii) and b(iii), above, are contingent upon Executive’s compliance with the non-compete,

confidentiality, and non-solicitation provisions of Sections 5, 6 and 7. Should the Company determine that the Executive has committed an infraction of any component of Section 5, Section 6 or Section 7, the Company shall notify the Executive of its determination and provide the Executive with 10 business days to cure the infraction or present convincing evidence that no infraction has occurred. Should the infraction not be subject to cure, or should Executive otherwise fail to cure such infraction within 5 business days of such notice, then the Company may discontinue the payment referenced in paragraph b(i) and the continuation of benefits referenced in paragraph b(iii) and any otherwise unexercised stock option will be forfeited.

7. A new Paragraph (d) is added to Section 4 to read as follows:

(d) To the extent required by Section 409A of the Code, if the Executive separates from service with the Company for any reason other than death and the Executive constitutes a “specified employee” as defined in Section 409A(2)(B)(i) of the Code at the time of separation from service, then payment to the Executive of any amounts pursuant to Section b(i) and payment of any cash amounts pursuant to Section b(iii) shall not commence until a date that is six months following the date of the Executive’s separation from service with the Company. Upon the date which is six months following the date of Executive’s separation from service, all previously accrued monthly amounts shall be payable in a lump sum and future amounts will continue to be paid pursuant to the remaining term of the 18-month payment cycle. The above-referenced six month delay in payment shall only apply to the extent required by Section 409A of the Code, such that such delay shall not apply to payments made in connection with an involuntary termination of employment provided such payments fall within the dollar threshold described in Treas. Reg. § 1.409A-1(b)(9)(iii).

8. Except to the extent otherwise specifically amended above, the terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Executive has hereunto set her hand, and the Company has caused these presents to be executed in its name and on its behalf, as of the date above first written.

Executive	TELOS CORPORATION, a Maryland
Corporation

/s/ Michele Nakazawa	By:	/s/ John B. Wood
Michele Nakazawa		John B. Wood
Chief Financial Officer		Chief Executive Officer

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